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                                                                    EXHIBIT 10.1




                          TRASE MILLER SOLUTIONS, INC.
                            C/O JFM ENTERPRISES, INC.
                              1301 WEST 22ND STREET
                                   SUITE 1001
                            OAK BROOK, ILLINOIS 60621


                                 August 14, 1998



Global Vacation Group, Inc.
1420 New York Avenue, NW
Suite 550
Washington, D.C.  20005

Attn:  Mr. Walter Berman

       RE:   OPTION TO PURCHASE/OUTSOURCING ARRANGEMENT BETWEEN
             TRASE MILLER SOLUTIONS, INC. AND GLOBAL VACATION GROUP, INC.

Gentlemen:

            Reference is made to that certain MIS Services Agreement dated as of April 30, 1998 (the "MIS AGREEMENT") by and between Trase Miller Solutions, Inc. ("TMS") and GVGAC No. 1, Inc. (n/k/a MTI Vacations, Inc.) ("NEW MTI"). New MTI is a wholly-owned subsidiary of Global Vacation Group, Inc. ("GVG"), which in addition to New MTI (which it acquired on April 30, 1998 from a group affiliated with TMS) owns and operates a number of other businesses in the wholesale travel sales industry. Pursuant to the MIS Agreement, (i) TMS agreed to provide and New MTI agreed to purchase, on an outsourcing basis and for an initial term of three
(3) years, certain management information services ("MIS") utilizing TMS' MIS systems software, equipment and personnel (the "TMS SYSTEMS AND SERVICES"), and
(ii) TMS granted to New MTI a 90-day option to acquire all of the capital stock of TMS.




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      This letter sets forth the basis on which it is agreed that (i) the outsourcing of the TMS Systems and Services under the MIS Agreement will be expanded to cover the ultimate migration of all of GVG's wholesale travel sales businesses (collectively, "GVG AND ITS AFFILIATES") as may be reasonably requested by GVG, for a term extending until April 30, 2006, and (ii) New MTI's option to acquire TMS as provided in Section 11 of the MIS Agreement will be modified to provide GVG with an extended period in which the option to acquire TMS may be exercised on the terms set forth herein. Accordingly, the MIS Agreement is hereby amended and modified to the extent set forth in the numbered paragraphs which follow. These amendments will be considered binding on the parties upon execution of this letter, although it is intended that at the request of either party the parties shall prepare and enter into more definitive and detailed documentation.

      1.    OPTION TERM AND EXERCISE; UPFRONT AND EXTENSION OPTION PAYMENTS

            (a) TMS and its majority shareholder, James F. Miller ("MILLER"), hereby grant to GVG an option to acquire all of the outstanding capital stock of TMS (the "OPTION"). GVG or any wholly-owned subsidiary of GVG may exercise the Option to acquire TMS by giving written notice to TMS at any time from the date of this letter agreement through close of business on March 31, 1999 (the "OPTION PERIOD"), and if GVG exercises the option, the parties shall negotiate in good faith and execute a stock purchase agreement on terms substantially similar to those reflected in the Asset Purchase Agreement dated April 30, 1998 among New MTI, MTI Vacations, Inc. (n/k/a JFM, Inc.) ("OLD MTI") and GVG, except as specifically provided herein. If the Option is exercised, the parties shall close the purchase of shares of TMS not later than April 30, 1999 (subject to extension in the event of delays due to Hart-Scott-Rodino or other regulatory compliance issues).

            (b) In consideration of TMS' grant of the Option to GVG and of the extension of the period in which the option may be exercised, GVG will agree to pay TMS:

                  (i) the sum of $6,750,000 payable within five (5) days from the parties' execution of this letter agreement, which payment shall serve to extend the Option through



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                        January 10, 1999 (the "UPFRONT OPTION PAYMENT");
                        provided, however, that such payment shall be made net of any amounts previously advanced to TMS pursuant to any note or similar arrangement between the parties; and,

                  (ii) if the Option has not previously been exercised, the sum of $2,300,000 payable within five (5) days from January 10, 1999, which payment shall serve to further extend the Option through March 31,1999 (the "OPTION EXTENSION PAYMENT"); provided, however, that if the Option has been exercised but the purchase transaction has not closed by January 10, 1999, then the payment shall be the pro-rated portion of such amount to cover the period from January 10, 1999 to the scheduled closing date of the purchase transaction.

            If the Option is exercised by GVG in accordance with the terms hereof, the UpFront Option Payment and the Option Extension Agreement shall be credited against the Option Price set forth in
            Section 2 below. If the Option is not exercised by GVG in accordance with the terms hereof, or, if the Option is exercised but the purchase transaction is not consummated, then the UpFront Option Payment and the Option Extension Payment will be credited against payments owing to TMS under Section 3(c)(iv) below.

      2. OPTION EXERCISE AND PRICE. If the Option is exercised, the purchase price (the "OPTION PRICE") for all of the TMS shares shall be paid at the closing and shall equal the sum of:

            (a)   $18,825,000;

            plus (or minus)

                  that amount which equals the aggregate negative (or positive) change in TMS' net worth (determined as per GAAP, consistently applied by TMS in the preparation of its financial statements) since April 1, 1998 through the closing date of the purchase transaction, based on the assumption that TMS' net worth was a positive $1,000,000 at March 31,1998 as indicated on the balance sheet of TMS as of such date attached hereto as


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                  Exhibit A (i.e., the book value of the System Assets, as such term is defined in the MIS Agreement, as at such date), based on the further assumption that there have been no additional infusions of equity capital into TMS and based on the closing condition that TMS has operated in the normal course of business during such time period pursuant to the budget and projections dated June 16, 1998, as reflected in the model attached hereto as Exhibit B, and as same may be modified from time to time hereafter in respect of material items upon the mutual agreement of the parties (as so modified, the "6/16/98 MODEL"); provided, however, that TMS may during such period deviate from the 6/16/98 Model to take on additional non-GVG business without the consent of GVG so long as (1) such deviation cannot reasonably be expected to adversely impact the services provided to GVG and its Affiliates or the schedule of releases or any agreed upon deliverables required for GVG's functionality and (2) fourteen days' advance notice of any such deviation is provided in writing by TMS to GVG; and

            minus

                  to the extent previously paid to TMS, the Up-Front Option Payment and the Option Extension Payment.

            (b) Prior to the closing of the purchase transaction following exercise of the Option, all of TMS' intercompany accounts and or accounts with shareholders and affiliates will be settled and paid.

      3. AMENDMENT OF MIS AGREEMENT. The MIS Agreement is hereby amended so that, as amended:


            (a) The Initial Term of the MIS Agreement (as defined therein) will be extended for a duration commencing on the date of this letter agreement and expiring on April 30, 2006 (the "OUTSOURCING TERM"). Rights and benefits available to New MTI under the MIS Agreement will also be available to GVG and its Affiliates.



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            (b)   During the Option Period (or, if the Option is exercised and the purchase transaction is consummated prior to the expiration of the Option Period, then until the date of such consummation):

                  (i) TMS will provide the services described in the MIS Agreement and in the 6/16/98 Model on an outsourced basis for GVG and its Affiliates with the intention that TMS will perform such services at the direction of GVG using personnel and resources reasonably allocated to GVG by TMS in good faith. GVG will be solely responsible for the selection and prioritization of the services to be provided to GVG using such allocated personnel and resources, and TMS will have no liability with respect to the services so provided to GVG in respect of the period after August 14, 1998, except for:

                        (A) claims or losses resulting from TMS' gross negligence or willful misconduct; or

                        (B) TMS' failure to operate in the normal course of business without material (in the aggregate) deviation from the 6/16/98 Model.

                        Except as set forth in Section 3(d)C herein, TMS' aggregate liability with respect to such obligations is limited to $2.5 million.

                  (ii) The amount payable by GVG for such services will be the $2,300,000 annual fee payable on a monthly basis in advance during the Option Period under Section 6.1 of the MIS Agreement.

                  (iii) The amount payable by GVG for custom development
                        (including custom development of new functionality) will be established by mutual agreement on a project-by-project basis and may be fixed price, cost-plus, or time and materials.

            (c) Assuming that the Option is not exercised, during the portion of the Outsourcing Term that starts on April 1, 1999:


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                  (i)   TMS will provide the services described in the MIS
                        Agreement and in the Annual Plan (as defined below) on an outsourced basis for GVG and its Affiliates with the intention that TMS will perform such services at the direction of GVG using personnel and resources reasonably allocated to GVG by TMS in good faith, GVG will be solely responsible for the selection and prioritization of the services to be provided to GVG using such allocated personnel and resources, and TMS will have no liability with respect to the services so provided to GVG, except for:

                        (A) claims or losses resulting from TMS' gross negligence or willful misconduct; or

                        (B) TMS' failure to operate in the normal course of business without material (in the aggregate) deviation from the Annual Plan.

                        Except as set forth in Section 3(d)C herein, TMS' aggregate liability with respect to such obligations is limited to $3.5 million (which amount is not meant to be cumulative of the liability cap in Section 3(b)(i) above in respect of claims arising during the Option Period).

                  (ii) Commencing April 1, 1999 the amounts payable to TMS under Section 3(b)(ii) hereunder and under Section 6 of the MIS Agreement shall cease and the amount payable on a monthly basis by GVG for TMS' provision of the TMS Systems and Services will be TMS' actual cost (as invoiced) of providing such services, plus 20% of such costs. Estimated annual costs are set forth in Exhibit C.




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                  (iii) The amount payable by GVG for custom development
                        (including development of new functionality) will be established by mutual agreement on a project-by-project basis and may be fixed price, cost-plus, or time and materials.

                  (iv) The amount payable by GVG for use of the TMS system and the functionality as of April 1, 1999 will be a royalty as set forth in Exhibit D.

                  (v) Payments made by GVG pursuant to this Section 3(c) shall be subject to a credit in the amount equal to 100% of the UpFront Option Payment and the Option Extension Payment (to the extent previously paid), which shall be pro-rated on a monthly basis over a three (3) year period commencing April 1, 1999 and ending March 31, 2002.

                  (vi) If GVG exercises the Option but the purchase transaction is not consummated as a result of a breach by TMS or its owners of their obligations hereunder, under the MIS Agreement or under the purchase agreement entered into




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                        between the parties following GVG's exercise of the
                        Option, TMS shall charge the costs described in clause (ii) above at cost only (i.e., without the 20% markup).

                  (vii) GVG will be provided adequate reports and rights of
                        inspection and audit of TMS' books and records (including, but not limited to the audit rights provided under Section 13 of the MIS Agreement), to enable GVG to appropriately monitor TMS' costs and billing procedures.

            (d) The following additional provisions of the MIS Services Agreement will be modified as follows:

                  A. Section 5, regarding "Support and System Performance" will be deleted and replaced by an arrangement whereby
                        (1) prior to January 1, 1999 TMS will perform in accordance with the 6/16/98 Model (as same may be updated hereunder), and (2) on an annual basis commencing January 1, 1999 (assuming the purchase transaction has not been consummated following exercise of the Option), GVG and TMS will mutually agree not later than December 1 of the prior year to an annual Systems and Services Operating Plan (the "ANNUAL PLAN") which will update the 6/16/98 Model and detail the development schedule for new products or Releases and the various support services to be delivered and the performance metrics to be achieved during the next annual period in respect of the existing suite of TMS Systems and Services, TMS' Year 2000 compliance program, as well as any other scheduling, performance or budgeting items that may be included in the Annual Plan by mutual agreement of TMS and GVG. The 6/16/98 Model, as updated hereunder, shall be the "Annual Plan" with respect to the remainder of 1998 and 1999. The Annual Plan may be revalidated and/or updated every quarter by mutual agreement of the parties.

                  B. Section 7.2, regarding TMS' representations regarding the TMS Systems and Services, will be modified to reflect the arrangement whereby the existing representation shall



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                        survive only in respect of acts or omissions arising
                        prior to August 14, 1998; as of such date, the representation shall provide that the representation is true and correct and that James Miller, Frank Silzer, Mark Rittmanic and the officers of TMS are not aware of any set of facts that would make such representation untrue and incorrect in respect of the period from August 15, 1998 through the end of the Outsourcing Term.

                  C. Section 7.4, regarding TMS' representations in respect of Year 2000 compliance, will be modified to reflect the arrangement whereby the existing representation shall survive only in respect of acts or omissions arising prior to August 14, 1998; as of such date, the representation shall provide that the TMS Systems are, based on TMS' existing program, on schedule to be brought into compliance by December 31, 1998 and all of New MTI's data files, based on TMS' existing program, are on schedule to be converted to year 2000 Compliant code no later than February 28, 1999 (which program and schedule shall be incorporated into any Annual Plan approved by the parties in connection with Section 3(d)(A) above). TMS' maximum liability (absent gross negligence or willful misconduct, in which case no such liability cap shall apply) for such obligations is $2.5 million.

                  D. Section 6.8. of the MIS Agreement will be suspended during the Option Period and the parties agree that they will renegotiate in good faith any appropriate changes to its terms prior to the commencement of the Outsourcing Term.

      4. In the event of any conflict or inconsistency between the provisions of this letter agreement and the MIS Agreement, the provisions of this letter agreement shall control. Except as provided herein, the provisions of the MIS Agreement shall remain in full force and effect in accordance with their terms. Without the written consent of GVG, neither TMS nor its employees, shareholders or advisors shall disclose the provisions of this letter agreement or the MIS Agreement.


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      Please acknowledge your agreement to the above by signing a copy of this letter where indicated and returning it to TMS.

                                          Sincerely yours,

                                          TRASE MILLER SOLUTIONS, INC.


                                          By:  /s/ Frank S. Silzer
                                             -----------------------------------
                                          Name:  Frank S. Silzer
                                               ---------------------------------
                                          Title:    Senior VP
                                                --------------------------------


                                          JAMES F. MILLER


                                           /s/ James F. Miller
                                          --------------------------------------
Agreed to this

14th day of August, 1998

GLOBAL VACATION GROUP, INC.


By:  /s/ Walter S. Berman
   --------------------------------------
Name:    Walter S. Berman
     ------------------------------------
Title:   Executive Vice President and CFO
      -----------------------------------


MTI VACATIONS, INC.

By:  /s/ Walter S. Berman
   -------------------------------
Name:    Walter S. Berman
     -----------------------------
Title:   Executive Vice President
      ----------------------------

The Exhibits to this Agreement are not included with this filing. Global Vacation Group, Inc. will provide these Exhibits upon the request of the Securities and Exchange Commission.



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